EXHIBIT 10.2

Form of Cured Beef Product Supply Contract

(English Translation)

The contract is made by and between             (hereinafter referred to as “Supplier”) and                                                (hereinafter referred to as “Demander”). In light that the supplier has accomplished the (hereinafter referred to as “Contract Goods”) and the quality, price and quantity of which have been confirmed by both the parties, the demander agrees to purchase the contract goods and both the parties agree on the terms and conditions set forth below.

I.	Contract goods:
II.	Quantity and Price:
III.	Packing Standards and Quality
IV.	Terms of Shipment and Cost-bearing
V.	Terms of Payment and Payment Settlement
VI.	Arbitration

Any disagreement or dispute occurs in performing the contract shall be subject to friendly negotiation between the two parties. In case the negotiation arrives at no agreement, the disagreement or dispute shall be submitted to the Arbitration Committee of                        and settled in accordance with its rules and regulations. The legal cost shall be assumed by the losing party.

VII.	Other Terms:
VIII.	Force majeure

Both the supplier and demander will be free of liability in violating the contract due to force majeure.

The contact is in duplicate and is closely read and well understood by the two parties who agree to abide by all the terms and conditions herein.

Supplier:	Demander:
Company Name: (Seal)	Company Name: (Seal)
Company Address:	Company Address:
Legal Representative:	Legal Representative:
Date:	Date: